MEMBERS LIFE INSURANCE COMPANY

SUPPLEMENT DATED OCTOBER 15, 2019 TO

CUNA MUTUAL GROUP ZONE INCOMETM ANNUITY
PROSPECTUS DATED AUGUST 19, 2019

This prospectus supplement updates the prospectus for the single premium modified guaranteed index annuity contract listed above and contains information that you should read and maintain for future reference. Please keep this supplement with your records.

On Page B-5 of Appendix B, “State Variations of Certain Features and Benefits,” under the state of Pennsylvania, the following is added before the first paragraph:

Feature or Benefit	Variation

All references to “Allocation Options”	The Declared Rate Account is not available as an Allocation Option.

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